Exhibit 10.16

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT, made as of the 20th day of May, 2005, between CIM Urban Partners, L.P., a Delaware limited partnership (the “Partnership”), and CIM Urban REIT Management, Inc., a California corporation (the “Adviser”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Partnership Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, the Partnership desires to retain the Adviser to render investment advisory services to the Partnership, and the Adviser is willing to render such services; and

WHEREAS, the Adviser is ready and willing to act as investment adviser to the Partnership, subject to and in accordance with the provisions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.             Appointment of Adviser

The Partnership hereby appoints the Adviser to act as investment adviser to the Partnership for the period and on the terms set forth in this Agreement.  The Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

The Adviser agrees to notify the Partnership of any change in the ownership of the Adviser within a reasonable time after such change.

2.             Duties of Adviser

(a)           Subject to the supervision of the General Partner of the Partnership, the Adviser shall manage the Partnership’s investments in real estate and other assets, including debt, equity and equity-related interests in real estate, securities and investments (including cash), and shall have the power and authority to determine, and with full discretion to place orders in respect of, the purchase, retention and disposition thereof and to execute agreements relating thereto, in accordance with the Partnership’s investment objective, policies and restrictions as stated in Sections 3.01, 3.02, 3.03 and 3.05 of the Partnership Agreement.

(b)           The Adviser shall perform its duties hereunder with the degree of diligence, prudence and care which a prudent person exercises with respect to his or her own assets.

(c)           The Adviser shall render to the General Partner such periodic and special reports as it may reasonably request.

(d)           As provided in Section 6.10 of the Partnership Agreement, the Principals are subject to certain time commitment obligations.  However, the investment management services of the Adviser to the Partnership under this Agreement are not to be deemed exclusive and the Adviser shall be free to render similar services to others.

(e)           The Adviser shall perform all of its responsibilities and obligations under the Partnership Agreement, which responsibilities and obligations the Adviser hereby acknowledges.

3.             Delivery of Documents

The Partnership has delivered copies of each of the following documents to the Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:

(i)            Amended and Restated Agreement of Limited Partnership of the Partnership dated as of May 20, 2005 (such Amended and Restated Agreement of Limited Partnership, as presently in effect and as amended from time to time, being herein called the “Partnership Agreement”); and

(ii)           Confidential Private Placement Memorandum of the Partnership (such memorandum, as presently in effect and as amended or supplemented from time to time, being herein called the “Private Placement Memorandum”).

4.             Rendering Services

The Adviser shall authorize and permit any of its respective members, directors, officers and employees who may be elected or appointed as a manager, director, officer or employee of the General Partner of the Partnership to serve in the capacities in which they are elected.

5.             Expenses

During the term of this Agreement, the Adviser shall pay all costs and expenses relating to the general operation of its business, including administrative expenses, employment expenses, office expenses, subject to Section 6.05(e) of the Partnership Agreement insurance of the Adviser and its employees, rent, and all or any part of the Adviser’s travel expenses and legal expenses that are not incurred in the course of the business, and for the benefit, of the Partnership.  All costs and expenses incurred by the Adviser on behalf of the Partnership which are not specifically assumed by the Adviser under this paragraph 5 shall be borne by the Partnership.

6.             Remuneration

(a)           Pursuant to Section 6.07(b) of the Partnership Agreement, the Adviser shall be entitled to receive from the Partnership as compensation for the Adviser’s management services an annual management fee (the “Management Fee”) payable quarterly in arrears on the tenth (10th) day (or, if such day is not a Business Day, on the next succeeding Business Day) following the close of each fiscal quarter of the Partnership. Each quarterly installment of the Management Fee shall be an amount equal to (i) if the daily average Adjusted Fair Value of the Fund Investments during such quarter is less than or equal to $500 million, 0.25% of such daily average Adjusted Fair Value, (ii) if the daily average Adjusted Fair Value of the Fund Investments during such quarter is greater than $500 million but less than or equal to $1 billion, the sum of $1.25 million plus 0.2375% of such daily average Adjusted Fair Value in excess of $500 million, (iii) if the daily average Adjusted Fair Value of the Fund Investments during such quarter is greater than $1 billion but less than or equal to $1.5 billion, the sum of $2.4375 million plus 0.225% of such daily average Adjusted Fair Value in excess of $1 billion, (iv) if the daily average Adjusted Fair Value of the Fund Investments during such quarter is greater than $1.5 billion but less than or equal to $4.0 billion, the sum of $3.5625 million plus 0.2125% of such daily average Adjusted Fair Value in excess of $1.5 billion and (v) if the daily average Adjusted Fair Value of the Fund Investments during such quarter is greater than $4.0 billion, the sum of $8.875 million plus 0.100% of such daily average Adjusted Fair Value in excess of $4.0 billion; provided, however, that if any Fund Investment that is a Permitted Investment (but specifically excluding any property level reserves, which the parties acknowledge and agree will not be treated as Permitted Investments but will instead be treated as part of the Qualified Investment to which they relate and will be included in the calculation of the Adjusted Fair Value of such Qualified Investment in accordance with clauses (x) and (y) of the definition of “Adjusted Fair Value” in the Partnership Agreement) has been held by the Partnership as a Permitted Investment for six (6) months or more (determined on a first-in-first-out basis) then the portion thereof on any day thereafter that exceeds one percent (1%) of the aggregate Adjusted Fair Value of all of the Fund Investments on such day shall be excluded from the calculation of the Adjusted Fair Value on that day used to determine the daily average Adjusted Fair Value for purposes of clauses (i) through (v) of this sentence.  Installments of the Management Fee for any period of less than a full three months shall be prorated on the basis of the actual number of days in such period.

(b)           Pending determination of the Fair Value of a Fund Investment (or the Underlying Asset Value or the Fund’s Percentage with respect to a Fund Investment) in accordance with Section 14.05(d) of the Partnership Agreement, the Management Fee shall be calculated and paid based on the Fair Value, Underlying Asset Value and/or Fund’s Percentage of such Fund Investment as determined with reference to the prior calendar year (or if such Fund Investment was acquired during such preceding year, as determined pursuant to Section 14.05(a) of the Partnership Agreement).  Upon final determination of the Fair Value, Underlying Asset Value, Fund’s Percentage and Adjusted Fair Value of a Fund Investment pursuant to Section 14.05 of the Partnership Agreement, (i) such valuations shall be applied retroactively to the preceding January 1, (ii) any payments to the Adviser made since such January 1 will be recalculated to reflect the Fair Value, Underlying Asset Value, Fund’s Percentage and Adjusted Fair Value as so determined, and (iii) any underpayment to the Adviser shall be promptly paid by the Partnership to the Adviser and any overpayment to the Adviser shall be promptly returned by the Adviser to the Partnership.

7.             Liability and Indemnification of Adviser

The Adviser shall not be liable to the Partnership, the General Partner, any manager or director of the General Partner, to the REIT or to the Class A Members for (i) any act or omission performed or omitted by it, or for any costs, damages or liabilities arising therefrom, in the absence of fraud, gross negligence, willful misconduct or a breach of the terms of this Agreement by the Adviser, (ii) any tax liability imposed on the Partnership, any entity in which the Partnership invests, directly or indirectly, the General Partner, any manager or director of the General Partner, the REIT or any Class A Member, or (iii) any losses due to the negligence of any employees, brokers, or other agents of the Partnership (whether or not such persons are directly employed by the Adviser).  In the event that the Adviser becomes involved in any capacity in any action, proceeding or investigation brought by or against any person (including any Class A Member) in connection with any matter arising out of or in connection with the Partnership’s business or affairs (including a breach of the REIT LLC Agreement by any Class A Member), the Partnership will periodically reimburse the Adviser for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, provided that the Adviser shall promptly repay to the Partnership the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that the Adviser is not entitled to be indemnified by the Partnership in connection with such action, proceeding or investigation as provided in the exception contained in the next succeeding sentence.  To the fullest extent permitted by law, the Partnership also will indemnify the Adviser against any losses, claims, damages or liabilities to which the Adviser may become subject in connection with (i) any matter arising out of or in connection with the Partnership’s business or affairs, except to the extent that any such loss, claim, damage or liability results from fraud, gross negligence or willful misconduct of, or any violation of any Federal or state securities law or any other intentional or criminal wrongdoing or a breach of the terms of this Agreement by, the Adviser; (ii) any tax liability imposed on the Partnership, any entity in which the Partnership invests, directly or indirectly, the General Partner, any manager or director of the General Partner, the REIT or any Class A Member; and (iii) any actions or omissions of any brokers or other agents of the Partnership.  If for any reason (other than fraud, gross negligence or willful misconduct of, or a breach of the terms of this Agreement by, the Adviser) the foregoing indemnification is unavailable to the Adviser, or insufficient to hold it harmless, then the Partnership agrees to contribute to the amount paid or payable by the Adviser as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Partnership on the one hand and the Adviser on the other hand but also the relative fault of the Partnership and the Adviser, as well as any relevant equitable considerations.  The Adviser shall be liable to the Partnership for and shall, to the fullest extent permitted by law, indemnify the

Partnership against any losses, claims, damages or liabilities to which the Partnership may become subject in connection with any matter arising out of or in connection with the Partnership’s business or affairs that results from the Adviser’s fraud, gross negligence, willful misconduct or breach of the terms of this Agreement.  The reimbursement, indemnity and contribution obligations of the Partnership under this paragraph shall be in addition to any liability which the Partnership may otherwise have (including, without limitation, any liability under Section 6.05 of the Partnership Agreement), shall extend upon the same terms and conditions to the directors, stockholders, officers, managing directors, partners, managers, employees and controlling persons (if any) of the Adviser, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Partnership, the Adviser and any such persons.  The foregoing provisions shall survive any termination of this Agreement.

8.             Term and Termination

This Agreement shall become effective on the date hereof and (except as provided in paragraph 7 hereof) shall remain in full force and effect with respect to the Partnership until the Partnership is dissolved or the Partnership and the Adviser otherwise mutually agree; provided, however, that this Agreement shall automatically terminate upon the removal of the director of the REIT pursuant to Section 7.02 of the REIT LLC Agreement.

9.             Assigns

The Adviser may not assign its duties hereunder without the consent of the Advisory Committee, provided that “assignment” shall not include any transfer or assignment by the Adviser to an entity that is (i) an Affiliate of the General Partner or owned by Employees, Immediate Family Relatives of the Principals or Employees, trusts for the benefit of any such Persons or family charitable foundations over which any such Person has direction and (ii) controlled by the Principals.  The Partnership may not assign its duties hereunder without the written consent of the Adviser.

10.          Amendment

This Agreement may not be amended without the Consent of the REIT (with the Consent of at least sixty-six and two thirds percent (66-2/3%) of the Class A Percentage Interests of the Class A Members (excluding for this purpose the Class A Percentage Interest of any Affiliate of the General Partner)).

11.          Independent Contractor Status

The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the General Partner from time to time, have no authority to act for or represent the Partnership in any way or otherwise be deemed an agent of the Partnership.  Nothing contained herein shall be deemed to constitute the parties hereto members of any partnership, joint venture, association, syndicate or other entity.  The parties further agree that any amounts paid to the Adviser pursuant to this Agreement shall constitute payments for services rendered.

12.          Non-Exclusivity

Nothing in this Agreement shall limit or restrict the right of any partner, officer or employee of the Adviser to engage in any other business or to devote his time and attention in part to any other business.  Nothing in this Agreement shall limit or restrict the right of the Adviser to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

13.          Notices

Notices of any kind to be given to the Adviser shall be in writing and shall be duly given if mailed or delivered to the Adviser at 6922 Hollywood Blvd., Suite 900, Hollywood, California 90028, Attention:  Avraham Shemesh, or at such other address or to such other individual as shall be specified by the Adviser to the Partnership in accordance with this paragraph 13.  Notices of any kind to be given to the Partnership shall be in writing and shall be duly given if mailed or delivered to the Partnership at 6922 Hollywood Blvd., Suite 900, Hollywood, California 90028, Attention:  Avraham Shemesh, or at such other address or to such other individual as shall be specified by the Partnership to the Adviser in accordance with this paragraph 13.

14.          Representations and Warranties of the Adviser

The Adviser represents and warrants to the Partnership that, as of the date hereof:

(a)           The Adviser has been duly formed and is validly existing in good standing as a corporation under the laws of the State of California with full power and authority to enter into and perform this Agreement and to conduct its business as required pursuant to this Agreement.

(b)           This Agreement has been duly and validly executed and delivered by the Adviser and, assuming the due and valid authorization, execution and delivery on behalf of the Partnership, constitutes a valid and binding agreement of the Adviser, enforceable against it in accordance with its terms, except as may be limited by (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors, rights, (b) general equity principles, (c) the law of fraudulent conveyance, (d) public policy and (e) judicial imposition of any implied covenant of good faith and fair dealing.  The person signing this Agreement on behalf of the Adviser has been duly authorized by the Adviser to do so.

(c)           The Adviser is not in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture,

mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or any of its properties is bound which, in the aggregate, would have a material adverse effect on the Adviser; the execution by the Adviser of this Agreement and the performance by the Adviser of its obligations under this Agreement do not and will not result in any violation of the certificate of incorporation of the Adviser, and do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Adviser under, any indenture, mortgage, loan agreement, note lease or other agreement or instrument to which the Adviser is a party or by which any of its properties is bound or any existing applicable law, rule, regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over the Adviser or any of its properties.  There is no litigation, investigation or other proceeding pending or, to the knowledge of the Adviser, threatened against the Adviser or any of its Affiliates which, if adversely determined, would materially adversely affect the business or financial condition of the Adviser or would impair the ability of the Adviser to perform its obligations hereunder.

(d)           The Adviser has obtained all authorizations, consent, approvals, licenses and clearances of all courts, governmental agencies and authorities, and any other Person, if any, required for the Adviser to enter into this Agreement and to perform its obligations hereunder.

15.          Headings

The headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.

16.          Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

17.          Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereinabove written.

CIM URBAN PARTNERS, L.P.

By:	CIM Urban Partners GP, Inc., its general partner

By:	/s/ Avraham Shemesh
	Name:	Avraham Shemesh
	Title:	Treasurer

CIM URBAN REIT MANAGEMENT, INC.

By:	/s/ Nicholas V. Morosoff
	Name:	Nicholas V. Morosoff
	Title:	Secretary